EXHIBIT 2.3
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                             GLORIA SPIRE SOLAR, LLC
                              LIQUIDATION AGREEMENT


     This Liquidation Agreement (this "Agreement") is made this 29th day of May, 2009 (the "Effective Date"), by and among Gloria Solar (Delaware) Company, Ltd., a Delaware corporation with its principal office at No. 498, Sec. 2, Bentian Road, Annan District, Taiwan City 709, Taiwan, Republic of China ("Gloria (Delaware)"), Gloria Solar Co., Ltd., a corporation incorporated in the Republic of China with its principal office at No. 498, Sec. 2, Bentian Road, Annan District, Taiwan City 709, Taiwan, Republic of China ("Gloria (Taiwan)"), Gloria Spire Solar, LLC, a limited liability company organized under the laws of the State of Delaware in the United States of America with its principal office at One Patriots Park, Bedford, Massachusetts 01730-2396, U.S.A. ("GSS"), and Spire Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts in the United States of America with its principal office at One Patriots Park, Bedford, Massachusetts 01730-2396, U.S.A. ("Spire"). Gloria (Delaware), Gloria (Taiwan), GSS, and Spire, are collectively referred to as the "Parties" in this Agreement and individually referred to as a "Party."

     WHEREAS, the Parties entered into a series of agreements related to the formation and governance of GSS, an entity jointly owned by Gloria (Delaware) and Spire, on or about July 31, 2007;

     WHEREAS, the Parties desire to liquidate and dissolve GSS;

     WHEREAS, pursuant to Section 12.02 of the Operating Agreement, dated July 31, 2007 and as amended on December 28, 2007, by and among Spire, Gloria (Delaware) and GSS (the "Operating Agreement"), Spire and Gloria (Delaware), constituting the holders of at least eighty percent (80%) of the currently outstanding membership units, have authorized the liquidation and dissolution of GSS;

     WHEREAS, pursuant to Section 4.06(k) of the Operating Agreement, the Managing Board (as defined in the Operating Agreement), including one Spire Manager and one Gloria (Delaware) Manager, have authorized the liquidation and dissolution of GSS;

     WHEREAS, following provision for existing and potential future liabilities, the Parties shall cause the Managing Board to distribute GSS's assets in liquidation to Gloria (Delaware) and Spire in accordance with Section 12.03 of the Operating Agreement and as provided herein; and

     WHEREAS, in connection with such liquidation and dissolution, each Party desires to release the other Party from any claims related to the relationship between the Parties from July 31, 2007 to the present, and to establish the obligations which will govern the Parties hereafter.

     NOW THEREFORE, in consideration of the obligations, covenants, and conditions contained herein, the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties hereto agree to be bound by the terms and conditions as set forth herein:
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1.   DEFINITIONS. For purposes of this Agreement, the following words and phrases shall have the respective meanings as follows:

     1.1 "AFFILIATE" means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     1.2 "ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement, dated as of July 31, 2007, entered into by and between Spire and Gloria (Taiwan).

     1.3 "CONTRIBUTION AGREEMENT" means the Contribution Agreement, dated as of July 31, 2007, by and among Spire, Gloria (Taiwan), and Gloria (Delaware).

     1.4 "DAYS" OR "DAYS" means all calendar days, regardless of whether such days are legal holidays under the laws of the United States or any State or the laws of Taiwan, the Republic of China.

     1.5 "INTELLECTUAL PROPERTY" means, for the purposes of this Agreement, any and all patent rights, copyright rights, mask work rights, trade secret rights, common law confidential information rights, SUI GENERIS database rights, and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor), as well as any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, architecture, specification, design, circuit, layout, mask work, algorithm, program, code, documentation, or other material or information, tangible or intangible, whether or not it may be patented, copyrighted, or otherwise protected (including all versions, modifications, enhancements, and derivative works thereof existing at the time of the grant).

     1.6 "MEMBER" or "MEMBERS" means either or both of Spire and Gloria (Delaware), as the context may require, or a person or entity with an ownership interest in GSS.

     1.7 "MEMBERSHIP INTEREST" means a Member's entire equity interest in GSS, including the Membership Units (as such are defined in the Operating Agreement) owned by such Member and any right of such Member to the return of Capital Contributions and any interest thereon.

     1.8 "SPIRE TRADEMARK LICENSES" means both the Trademark License Agreement between Spire and GSS and the Trademark License Agreement between Spire and Gloria (Taiwan), both dated as of July 31, 2007.
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                                        3

     1.9 "SUBLEASE" means the Sublease between Spire and GSS dated on or about December 26, 2007.

     1.10 "TECHNOLOGY" means the know-how and developed means for surveying, designing, and implementing complete PV systems, for customers, including, but not limited to, commercial, government, and utility entities, that comprises protectable Intellectual Property. This shall include all aspects of design of the system per the customer request including, but not limited to: site survey; permit and funding application support; module design and specification; BOS specification; IPP financing arrangements; subcontractor selection and contracting methods; and final inspection methods.

     1.11 "TECHNOLOGY LICENSE AGREEMENT" means that certain Technology License Agreement between Spire and GSS, dated as of July 31, 2007.

     1.12 "TRANSACTION DOCUMENTS" means the Operating Agreement, the Contribution Agreement, the Spire Trademark Licenses, and the Technology License Agreement.

     1.13 "TRANSITIONAL SERVICES AGREEMENT" means the Transitional Services Agreement between Spire and GSS dated as of July 31, 2007.

2. OPTION TO ASSUME GSS PROJECTS; ASSUMPTION OF GSS'S WARRANTY OBLIGATIONS; TERMINATION OF THE TRANSACTION DOCUMENTS

     2.1 DISTRIBUTION OF THE CURRENT ASSETS AND LIABILITIES OF GSS. Pursuant to Section 12.03 of the Operating Agreement, the Parties agree that the current assets and the liabilities of GSS assumed herein shall be distributed to Spire and Gloria (Delaware) as follows:

            2.1.1 Assumption by each Party of GSS Projects and Prospective Projects. Pursuant to the schedule at Schedule 2.1.1(a), the Parties agree that the Party designated as indicated at
                   Schedule 2.1.1(a) shall be the sole Party herein to pursue such solar power generating facility design, engineering, or construction contracts (each, a "Project"). As consideration for any such assumption, the Party assuming the Project will pay the other Party a royalty fee based on the percentage indicated at Schedule 2.1.1(a), pursuant to the conditions stated at schedule 2.1.1(a), multiplied by the revenue generated by the particular Project as received from the customer or any third party on account of such Project, multiplied by that Party's Membership Interest in GSS. Pursuant to the schedule at Schedule 2.1.1(b), the Party designated therein shall have the exclusive option, to the exclusion of the other signatories to this Agreement (the "Non-optionee Parties"), for the one hundred twenty (120) day period after the Dissolution Date (as defined below), to enter into negotiations with the customers indicated at
                   Schedule 2.1.1(b) for the prospective projects (the

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                                       4

                   "Prospective Projects") listed therein. The Non-optionee Parties shall not communicate with, or interfere in any way, with the designated Party's ability to negotiate for the Prospective Projects during the period of exclusivity provided in the previous sentence. No royalties or other consideration shall be paid for any income earned on Prospective Projects. With respect to any projects or prospects that are not Projects or Prospective Projects and/or for any Prospective Project after the period of exclusivity provided above (the "Other Projects"), any Party shall be able to pursue such Other Projects with no liability or obligation to the other Parties. Notwithstanding the foregoing, the Party assuming any Project or Prospective Project shall not be liable to any other Party for losses, damages or claims arising from: (i) assumed Projects, regardless of whether such Projects are completed, and regardless of whether such Projects generate anticipated revenue; and (ii) for any Projects or Prospective Projects, or Other Projects that are not assumed. In the event that no Party assumes any Project that is currently ongoing or potential project that is in the bidding stage, the Parties shall take reasonable steps to wind up such Project or potential Project on behalf of GSS prior to the Dissolution Date, including, but not limited to, formally withdrawing bids or bid bonds.

            2.1.2 Assumption of GSS's warranty obligations. For each of the completed GSS projects itemized in Schedule 2.1.2, the Party indicated therein shall assume all of GSS's warranty obligations for such project in exchange for payment from GSS of the agreed value of the respective warranty obligation actually assumed by Spire as detailed in Schedule 2.1.2.

            2.1.3 Termination of GSS Employees. All GSS employees (the "Terminated Employees") shall be offered severance compensation ("Severance Payments") in an amount equal to four weeks of base pay, in consideration for signing respective severance agreements in writing.

            2.1.4 Distribution of remaining assets. After all matters regarding the winding up of GSS pursuant to Sections 12.02 and 12.03 of the Operating Agreement have been accomplished, and the reserve amount provided in Section 2.2 below has been set aside, all remaining assets of GSS shall be distributed to the Members in accordance with Schedule 2.1.4 (Distribution of Assets). All Technology owned by GSS at the Dissolution Date shall be distributed to each Member, with each Member taking an undivided, individual joint ownership interest in all such Technology; the Parties are free to use such Technology without accounting to the other Parties.

     2.2 RESPONSIBILITY FOR REMAINING LIABILITIES. Each Member of GSS shall be indemnified and held harmless (the "Indemnified Party") by the other Member (the "Indemnifying Party") for and against any Losses (as defined at Section 11.02.a. of the Operating Agreement) arising out of or resulting from: (a) the

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                                        5

            breach of any representation or warranty made by the Indemnifying Party in this Agreement; or (b) the breach of any covenant or agreement made by the Indemnifying Party that, despite the termination of the Operating Agreement and the liquidation of GSS, survives (including such survival due to operation of law or any other reason), in which case such obligation shall be indemnified fully by the Party that was originally responsible for such covenant or agreement (and if neither party was so responsible, then ratably by Gloria (Delaware) in the amount of 55% and by Spire in the amount of 45%). Nothing contained herein shall be construed to create any third party beneficiaries or new obligations in favor of third parties. As a measure of protection against any such future claims, Spire and Gloria (Delaware) shall open a joint escrow account with Silicon Valley Bank, in the amount of One Hundred Thousand U.S. Dollars ($100,000.00) (the "Escrow Account"), funded from the GSS remaining assets, which shall be available for the payment of post-dissolution claims. The signature of both Spire and Gloria (Delaware) shall be required for any disbursal from such account. On the date that is ninety (90) days after the Dissolution Date, the Parties shall take reasonable steps to distribute any amount remaining in such account to Spire and Gloria (Delaware) in proportion to each Party's Membership Interest.

     2.3    TERMINATION OF THE TRANSACTION DOCUMENTS.

            2.3.1 TERMINATION OF THE OPERATING AGREEMENT. As of the effective date of GSS's dissolution (the "Dissolution Date"), the Parties agree and acknowledge that the Operating Agreement will be terminated, with no further obligations between the Parties except as provided herein. The Parties agree and acknowledge that the standstill provisions of Section 7.02 of the Operating Agreement do not apply to this Agreement, and are hereby mutually terminated, to the degree that they would be applicable.

            2.3.2 TERMINATION OF THE TRADEMARK LICENSES. As of the Dissolution Date, the Parties agree and acknowledge that the Trademark Licenses will be terminated, and that GSS, Gloria (Delaware) and Gloria (Taiwan) will have no further ability to use the Spire Licensed Marks and the Gloria Licensed Marks thereafter, except that each of the Licensees may continue to use the Licensed Marks pursuant to the provisions of Section
                   7.4 of the Trademark Agreement, for ninety (90) days after the Dissolution Date. In furtherance of this Agreement, the Parties agree and acknowledge that none of GSS, Gloria (Taiwan) and Gloria (Delaware) shall exercise their respective rights to continue the duration of the respective Trademark Licenses pursuant to the provisions of Section 7.3 of the respective Trademark Licenses.

            2.3.3 TERMINATION OF THE TECHNOLOGY LICENSE AGREEMENT. As of the Dissolution Date, the Parties agree and acknowledge that the Technology License Agreement shall be terminated pursuant to
                   Section 5.1(a).

            2.3.4  TERMINATION OF THE CONTRIBUTION AGREEMENT. As of the
                   Dissolution
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                                        6

                   Date, the Parties agree and acknowledge that the Contribution Agreement shall be terminated pursuant to Section 7.01(E), and that, based on the Release in Section 2.4 below, no representations and warranties contained in the Contribution Agreement, including, but not limited to, those listed at
                   Section 6.01, shall survive the termination of the Contribution Agreement.

     2.4 RELEASE. With the exception of those on-going obligations as set forth herein, including Section 2.2 hereof, between the Parties in relation to the Transaction Documents, in consideration of the mutual promises contained herein, all of the Transaction Documents shall be terminated as of the Dissolution Date, and each Party hereby releases and forever discharges the other, and its respective officers, directors, partners, managers, members, employees and agents, successors and assigns (all in their official and individual capacities), including, but not limited to, the Managers of GSS, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys' fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements (each, a "Claim"), and any and all claims of law or in equity, whether now known or unknown, which the releasing Party now has or ever has had related to or arising out of the other Party's performance and termination of the Transaction Documents, including, but not limited, any such claims arising out of the Parties' obligations as Members of GSS, and each Party shall indemnify the other Parties and hold them harmless for any such claim. The release provided here, effective as of the Effective Date, shall be extended through the Dissolution Date by the Parties' signature of the Release Extension in substantially the same form as attached hereto at Schedule 2.4, contingent on, and in partial consideration for, the receipt of the assets pursuant to Section 2.1.4, above.

     2.5 DISSOLUTION SCHEDULE. The Parties shall use reasonable efforts to carry out the orderly winding up of GSS according to the schedule provided at Schedule 2.5. The Parties agree and acknowledge that the items and dates stated therein are targets only, and as such do not create any binding obligation on either Party other than as provided affirmatively in the text of this Agreement (separate from Schedule 2.5).
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                                        7

3.   POST-TERMINATION RELATIONSHIP

     3.1 TECHNOLOGY AND INTELLECTUAL PROPERTY. As of the Dissolution Date, neither Spire nor Gloria (Delaware) will have the right to use the other's Technology or Intellectual Property (as separate and distinct from the joint ownership interest in the Technology distributed above at Section 2.1.4) for any purpose; provided, however, that Spire or Gloria (Delaware) shall have a royalty-free, non-exclusive, limited-term license to use the other's Technology for the express purpose of performing any assumed GSS warranty obligations (either itself or through an Affiliate or agent). The term of each Party's respective license shall expire concurrent with the expiration of the last of the respective Party's assumed GSS warranty obligations.

     3.2 COMPETITION AND SOLICITATION. Notwithstanding any provision in any of the Transaction Documents, including, but not limited to, Section
            5.10 of the Contribution Agreement, Section 5.12 of the Asset Purchase Agreement, and Article 9 of the Operating Agreement, nothing shall prevent any Party from competing with any other, in any lawful way,

     3.3 SUBLEASE. The Parties agree and acknowledge that the term of the Sublease has expired, such that the Sublease is currently on a month-to-month basis. As of the Dissolution Date, the Sublease shall expire, unless terminated earlier by a written agreement between Spire and GSS. GSS covenants to quit and surrender to Spire the Sublease Premises (as defined in the Sublease), broom clean, in such order and condition as is required under the Sublease. If GSS or any of its property remains on the Sublease Premises beyond ten (10) working days of the expiration or earlier termination of the Sublease, such holding over shall not be deemed to create any tenancy at will, but GSS shall be a tenant at sufferance only and shall pay rent at a daily rate equal to two and one-half times the total of the Fixed Rent and Additional Rent (as both terms are defined in the Sublease) due under the Sublease, and other charges due thereunder and shall, in addition, perform and observe all other obligations and conditions to be performed or observed by GSS under the Sublease. In addition, GSS shall indemnify and hold Spire harmless from and against any and all liability, loss, cost, damage, and expenses suffered or incurred by Spire arising out of, or resulting from, any failure on the part of GSS to yield up the Sublease Premises when and as required under the Sublease. The foregoing shall survive the expiration or early termination of this Agreement.

     3.4 TRANSITIONAL SERVICES AGREEMENT. Spire shall continue to provide the Services, as defined in the Transitional Services Agreement, at the current rate being paid pursuant to Section 2.1 of the Transitional Services Agreement, but the Parties agree and acknowledge that, pursuant to Section 1.3 of the Transitional Services Agreement, the Transitional Services Agreement shall terminate, with no further obligation by Spire to provide any such Services, as of the Dissolution Date, unless agreed otherwise by Spire and GSS, in writing, prior to such date.

     3.5 PRESS RELEASES. Other than one (1) press release which each Party may issue, at
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                                        8

            its discretion, within a reasonable time after the Dissolution Date, but only after providing a copy of the text to the other Parties, in writing, no fewer than three (3) business days prior to the release, and which press release shall not make any negative or derogatory statements about the other Party, and an 8-K filing which Spire is obligated to make, which text will be provided, in writing, in advance, to the other Parties, Spire shall not provide or release any information about the other Parties, and the other Parties shall not provide or release any information about Spire, except as provided herein, after the Dissolution Date.

     3.6 CONFIDENTIAL INFORMATION. All Confidential Information, as such is defined in the Transaction Documents, that has been disclosed by one Party to another (as listed at Schedule 3.6), shall be returned to the disclosing Party within ten (10) days of the Effective Date of this Agreement, and shall not be used by the Party to whom it was disclosed thereafter except as provided herein.

     3.7 INDEMNIFICATION. Other than as provided elsewhere herein, each Party shall have the obligation to indemnify and hold the other Party harmless in any circumstance where the indemnified Party is a subject to any claim, controversy, assertion of damages, action, or suit from any third party (the "Liability") which arises from the negligent actions or misconduct of the indemnifying Party, and from any such fines or penalties as may be levied against the indemnified Party. Such obligation may be mitigated or void in instances where, and to the extent that, the indemnified Party engaged in negligent actions or misconduct of its own accord which has preponderantly contributed to the Liability.

     3.8 RESOLUTION OF DISPUTES. Any dispute between the Parties shall be referred to the International Chamber of Commerce, and any hearing shall be held in San Francisco, California. The proceedings will be conducted by three (3) arbitrators, one appointed by each Party, and the third appointed by those arbitrators. The dispute shall be governed by the rules of arbitration of the International Chamber of Commerce. All such judgments as shall be rendered by the arbitration panel shall be final and binding on the Parties. Costs of the arbitration shall be initially shared by the Parties, except that, after an arbitration decision, the arbitrators shall award to the Party which substantially prevails, attorneys' fees and arbitration expenses. Judgment upon any award made in arbitration may be entered and enforced in any court of competent jurisdiction. This arbitration provision shall not prevent either Party from initiating an action in any court of competent jurisdiction, in the event that such Party is in need of injunctive relief related to irreparable harm that otherwise might arise in connection with the subject matter of this Agreement.

4.   PAYMENT

     4.1 If any payment payable hereunder by any Party to another Party is not paid when due, the same shall also bear interest from the date when the same was payable until the date paid at the lesser of: (a) eighteen percent (18%) per annum; or (b) the highest lawful rate of interest which the Party to whom payment is owed may

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            charge without violating any applicable law. The Party who is obligated to make payment shall also be liable for all costs of collection, including attorneys' fees, in the event that the Party to whom payment is owed seeks to enforce the provisions of this
            Section 4.1.

5.   GENERAL

     5.1 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties relating to the subject matter involved. All prior or contemporaneous written or oral communications, agreements, or understandings between the Parties and relating to the subject matter as contained in the Transaction Documents, are superseded by this Agreement.

     5.2 AMENDMENTS. No change, amendment, or modification of this Agreement shall be binding upon the Parties unless made in writing, executed by the Parties.

     5.3 TITLES. The titles of each of the Articles and Sections of this Agreement shall not be construed as limiting the intent of the subject matter they introduce.

     5.4 GOVERNING LAW. The interpretation, construction, and the remedies for the enforcement or breach of this Agreement shall be controlled by the laws of the State of Delaware, regardless of the applicable provisions regarding the principles of the conflicts of laws.

     5.5 SEVERABILITY. In the event that an arbitrator or court holds that a provision of this Agreement is in violation of applicable law, such provision shall be enforced only to the extent it is not in violation of law. All other provisions of this Agreement shall remain in full force and effect.

     5.6 WAIVER. No waiver shall be valid against the other Party unless made in writing and signed by the Party against whom enforcement of such waiver is sought, and only to the extent expressly specified.

     5.7 EXECUTION IN COUNTERPARTS AND BY FACSIMILE. This Agreement may be executed in as many counterparts as may be required. The signature on any counterpart which is transmitted by facsimile to the other Party shall be deemed the same as an original signature.

     5.8 NOTICE. Where this Agreement shall require that notice be given by one Party to the other or for any other communication between the Parties, such notice shall be in English and given by certified mail, express delivery service, or via facsimile transmission, to the address provided above, or as otherwise provided or changed hereinafter, in writing.

     5.9 ASSIGNMENT. This Agreement and all of its covenants, terms, and conditions shall bind and inure to the benefit of the Parties hereto and their respective heirs, devisees, and successors, however the Parties agree that:
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                                       10

            5.9.1 No Party may assign this Agreement, nor any of its rights and obligations hereunder, to any third party without the prior, written permission of the other Party, which permission shall not be unreasonably delayed, conditioned, or denied, except for its sale of all, or substantially all, of its assets, or the sale of all of the equity of either Party; and

            5.9.2 Any Party may assign its obligations to perform any warranty or any Project, Prospective Project, or Other Project, pursuant to this Agreement, together with the rights, obligations, and licenses hereunder, to any Affiliate, by giving the other Parties thirty (30) days' prior, written notice.



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IN WITNESS WHEREOF, the Parties hereto signify their acknowledgment, endorsement, and agreement of and with every covenant above and cause this Agreement to be executed by their respective authorized representatives as of the date first stated above:


GLORIA SOLAR (DELAWARE) COMPANY, LTD.          SPIRE CORPORATION

By: /s/ Sam Wu                                 By:  /s/ Rodger W. LaFavre
    --------------------                            -----------------------
                                                    Rodger W. LaFavre
Its:                                           Its: Chief Operating Officer

Date: May 29, 2009                             Date: May 29, 2009




GLORIA SOLAR CO., LTD.                         GLORIA SPIRE SOLAR, LLC

By: /s/ Sam Wu                                 By: /s/ Sam Wu
    ---------------------                          ------------------------

Its: CEO                                       Its: CEO

Date: May 29, 2009                             Date: May 29, 2009